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                                                                    EXHIBIT 99.1



[GENCORP LOGO]

                                                              Rosemary B. Younts
                                                          Sr. VP, Communications
                                                                  (916) 351-8650
                                                                  (916) 804-7820

NEWS RELEASE

                                                                  Timothy Murphy
                                                        Director, Communications
                                                                  (765) 668-0415

                             FOR IMMEDIATE RELEASE


        GENCORP ANNOUNCES MAJOR RESTRUCTURING OF GDX AUTOMOTIVE SEGMENT

         SACRAMENTO, CALIFORNIA, March 28, 2001 - GenCorp (NYSE: GY) today announced that it will implement a restructuring and consolidation of its GDX Automotive business, estimated to cost between $18 million and $22 million. Implementation of the restructuring will begin in the second quarter. The restructuring includes the intended closure of GDX Automotive's Marion, Indiana and Ballina, Ireland manufacturing facilities.

         "The intended plant closures are a difficult, but necessary, business decision made by the Company to address excess capacity issues and the continued deterioration of performance and losses at these facilities," said Joseph Gray, President of GDX Automotive. "We will work closely with our employees, their unions, communities and customers in an effort to facilitate a transition process that is as smooth as possible in the coming weeks and months," he said.

         The Marion facility produces vehicle sealing components for major auto makers that include Ford, General Motors and Mercedes. Ongoing quality and delivery problems at the plant for over three years have resulted in significant financial losses in excess of $15 million dollars, and more recently, have led to the loss of major business contracts.

         The Marion plant employs about 600 people and is represented by the United Steelworkers of America. The Company will be initiating talks with the Union immediately and is in the process of issuing WARN notifications. The transition process at Marion is expected to occur in phases over the next twelve months beginning in June. Remaining programs at the facility will be relocated to other GDX Automotive facilities that have yet to be determined.



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         The GDX Automotive plant in Ballina manufactures vibration control components and rubber molded products for customers that include Opel, Volkswagen, Audi and BMW, and employs approximately 160 people, represented by the Scientific, Industrial, Professional and Technical Union (SIPTU). In addition to excess capacity issues, increased difficulty in retaining plant personnel in light of record employment levels in the region, and the strength of the Irish Punt versus other currencies have been key factors in the performance declines experienced at the Ballina facility. Over the next six months, the Company expects to transfer work at Ballina to its Rehburg, Germany facility, and has been in discussions for some time now with Union officials regarding the transition.

         GDX Automotive is the number two supplier of automotive vehicle seals in the world, after completing the acquisition of the Laird Group's Draftex International Car Body Seals Division this past December. GDX Automotive has 19 facilities in North America and Europe, and nearly 10,000 employees worldwide. Parent Company, GenCorp, is a technology-based manufacturer with leading positions that in addition to automotive include the aerospace and defense and pharmaceutical fine chemicals industries. For more information, the Company's Web site is located at www.GenCorp.com.